Exhibit 99.1

Company Contact:

Ornella Napolitano, VP and Treasurer

FiberTower Corporation

415.659.3580

onapolitano@fibertower.com

Investor Contact:

Cathy Mattison / Carolyn Capaccio
Lippert/Heilshorn & Associates, Inc.

415.433.3777

cmattison@lhai.com

FIBERTOWER REPORTS 2011 FIRST QUARTER RESULTS

San Francisco, CA, May 5, 2011 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the first quarter ended March 31, 2011.

Highlights for the Quarter

•                  Service revenues net of early termination liability (ETL) grew 23% to $21.3 million in the 2011 first quarter from $17.2 million in the 2010 first quarter.

•                  Average monthly revenue per deployed site net of ETL increased 16% to $2,142 in the 2011 first quarter from $1,842 in the 2010 first quarter.

•                  Adjusted EBITDA net of ETL was $885,000 and improved $2.7 million from a loss of $1.9 million in the 2010 first quarter.

•                  Deployed sites grew 6% to 3,308 at the end of the first quarter of 2011 from 3,119 at the end of the first quarter of 2010.

•                  Capital expenditures were $7.4 million in the first quarter of 2011 compared to $2.5 million in the 2010 first quarter.

•                  Cash and cash equivalents balance was $14.4 million at March 31, 2011.

Kurt Van Wagenen, FiberTower’s  president and chief executive officer, stated, “Our first quarter 2011 results were solid, with year-over-year revenue growth of 23%, sequential revenue growth of 6%, and Adjusted EBITDA improving from first quarter 2010’s loss level.  In accordance with our capital plan, we deployed 32 new sites in the quarter, increasing our total deployed sites 6% from the first quarter of 2010 while we continued to experience mid-teens percent growth in average monthly revenue per site year-over-year.  Our team remains focused on meeting customer projects and delivering operational excellence that leverages the Company’s unique position as a pure-play wireless backhaul services provider with a strong sales funnel, nationwide spectrum assets, and both fiber and microwave expertise.”

Mr. Van Wagenen continued, “While we delivered good financial results in the first quarter, we are also facing considerable challenges this year, including a recent customer termination, increasing churn in TDM services as the wireless carriers accelerate their migration to Ethernet, and the need for incremental funding to support our growing new business pipeline.  To address these challenges, we have reduced our cost base and capital plan from 2010 levels.  In addition, we have shortened our payback requirements on capital projects to help liquidity into 2012 while we explore alternatives to address our funding needs.”

2011 First Quarter Consolidated Results

Service revenues for the three months ended March 31, 2011 increased by $5.7 million, or 32%, to $23.5 million, compared to $17.8 million for the first quarter of 2010.  During the first quarter, FiberTower recorded $2.2 million of non-recurring revenue associated with an early termination liability (ETL) of certain circuits.  Revenue excluding the ETL was $21.3 million, increasing 23% compared to the first quarter of 2010. The sale of incremental bandwidth to customers at existing sites as well as turning up new service sold in previous quarters drove the increase in service revenues during the first quarter of 2011.

Operating expenses were $30.3 million in the first quarter, compared to $26.5 million in the first quarter of 2010.  Included in first quarter 2011 operating expenses is $0.5 million for severance related to our Q1 reduction in force.  Excluding this charge, operating expenses increased primarily due to increases in cost of service revenues and depreciation.

Net loss for the first quarter 2011 was $10.1 million, compared to net loss of $11.8 million in the first quarter of 2010.

First quarter 2011 Adjusted EBITDA net of ETL was $885,000, improving $2.7 million, compared to a loss of $1.9 million in the first quarter of 2010.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, severance related to reduction in force, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  The reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, to net loss is provided at the end of this release.

Liquidity and Capital Resources

During the first quarter of 2011, cash consumption was $6.9 million, compared to $3.1 million in the first quarter of 2010.  The first quarter of 2011 cash outlays reflect payment of increased purchases of property and equipment at the end of 2010.  Outstanding debt, including accretion, at March 31, 2011 was $166.7 million comprised of $131.6 million in the 9.0% Senior Secured Notes due 2016 and $35.1 million in the 9.0% Convertible Senior Secured Notes due 2012.  Capital expenditures for the first quarter of 2011 totaled $7.4 million, compared to $2.5 million in the first quarter of 2010.  Consolidated cash and cash equivalents at March 31, 2011 were $14.4 million, compared to $21.3 million at December 31, 2010.

Thomas Scott, chief financial officer of FiberTower, stated, “FiberTower continues to enjoy a number of projects in our pipeline that offer short-term paybacks at good margins and give us the opportunity to replace churned revenue.  Therefore, we are adjusting our 2011 capital program upward from $10-15 million to $13-17 million.  Given uncertainty with our funding efforts, visibility on 2011 revenue and Adjusted EBITDA remains low, preventing us from providing a specific financial outlook and reducing our confidence in remaining Adjusted EBITDA positive for the year.  However, we believe our cash position will be sufficient to cover our estimated liquidity needs until at least March 31, 2012.”

Conference Call Details

FiberTower has scheduled a conference call for Friday, May 6th at 11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time to discuss the first quarter 2011 financial results.  To participate on the live call, please dial 1-877-941-7133 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9818.  The conference ID number is 4434774.

Management will review a slide presentation concurrently via webcast summarizing results for the 2011 first quarter.  Investors may access the webcast and presentation from the “Investor Relations” section of the company’s website at

http://www.fibertower.com/corp/investors-presentations-and-events.shtml.

A telephone replay will be available until midnight PT on May 11th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code #4434774.  A webcast replay will also be available at the web address above for 90 days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market.  With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be the leading alternative carrier for wireless backhaul. FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including guidance for expected positive 2011 Adjusted EBITDA, our expected range of 2011 capital expenditures and expected 2011 SG&A reductions, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements.  These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Service revenues	$23,503	$17,823
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	16,155	13,997
Sales and marketing	698	1,019
General and administrative	5,403	5,097
Depreciation and amortization	8,015	6,371
Total operating expenses	30,271	26,484
Loss from operations	(6,768)	(8,661)
Other income (expense):
Interest expense	(3,385)	(3,362)
Miscellaneous income and expense, net	19	215
Total other expense, net	(3,366)	(3,147)
Net loss	$(10,134)	$(11,808)

Basic and diluted net loss per share attibutable to common stockholders	$(0.21)	$(0.26)

Shares used in computing basic and diluted net loss per share	45,833	45,645

FIBERTOWER CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$14,378	$21,314
Restricted cash and investments, current portion	4,197	5,923
Accounts receivable, net of allowances of $37 and $43 at March 31, 2011 and December 31, 2010, respectively	9,801	10,446
Prepaid expenses and other current assets	2,019	2,001
Total current assets	30,395	39,684
Restricted cash and investments, net of current portion	4,051	4,067
Property and equipment, net	221,510	222,214
FCC licenses	287,495	287,495
Intangible and other long-term assets, net	5,084	5,010
Total assets	$548,535	$558,470

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$4,847	$8,146
Accrued compensation and related benefits	2,535	2,324
Accrued interest payable	1,926	2,092
Other accrued liabilities	2,050	2,118
Current portion of accrued restructuring costs	1,183	1,230
Current portion of obligation under capital lease	483	225
Total current liabilities	13,024	16,135
Other liabilities	1,559	1,138
Deferred rent	7,652	7,613
Asset retirement obligations	5,471	5,281
Accrued restructuring costs, net of current portion	313	539
Obligation under capital lease, net of current portion	3,479	3,687
Long-term debt	166,679	164,827
Deferred tax liability	71,904	71,904
Total liabilities	270,081	271,124
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 49,610 and 49,985 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	50	50
Additional paid-in capital	964,434	963,192
Accumulated deficit	(686,030)	(675,896)
Total stockholders’ equity	278,454	287,346
Total liabilities and stockholders’ equity	$548,535	$558,470

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Operating activities
Net loss	$(10,134)	$(11,808)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	8,015	6,371
Increase in carrying value of long-term debt	1,852	1,725
Stock-based compensation	1,165	903
Other	553	486
Net changes in operating assets and liabilities:
Accounts receivable, net	645	788
Prepaid expenses and other current assets	(18)	(73)
Other long-term assets	(189)	(61)
Accounts payable	(3,299)	(423)
Accrued compensation and related benefits	211	355
Accrued interest payable	(166)	1,594
Other accrued liabilities	70	(419)
Net cash used for operating activities	(1,295)	(562)
Investing activities
Decrease (increase) in restricted cash and investments	1,742	(45)
Purchase of property and equipment	(7,435)	(2,536)
Net cash used for investing activities	(5,693)	(2,581)
Financing activities
Proceeds from exercise of stock options	52	7
Cash provided by financing activities	52	7
Net decrease in cash and cash equivalents	(6,936)	(3,136)
Cash and cash equivalents at beginning of period	21,314	50,669

Cash and cash equivalents at end of period	$14,378	$47,533

Supplemental Disclosures
Cash paid for interest on Notes due 2016	$1,756	$—

Reconciliation of Non-GAAP Financial Measures:

This news release includes the use of Adjusted EBITDA, which is a non-GAAP financial measure management uses to monitor the financial performance of the company’s operations.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of the company’s business.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, severance related to reduction in force, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  Adjusted EBITDA is not a substitute for loss from operations, net loss, or cash flow provided by (used for) operating activities as determined in accordance with GAAP, as a measure of performance or liquidity.  In addition, the company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the company’s reported financial results as determined in accordance with GAAP.

During the first quarter of 2011, the company recorded $2.2 million in revenue associated with an early termination liability (ETL) of certain circuits. As this is not recurring revenue, the company has Adjusted revenue and Adjusted EBITDA to exclude the ETL. The following table shows the calculation of the company’s total Adjusted EBITDA reconciled to net loss and the reconciliation of revenue and Adjusted EBITDA excluding the ETL.

FIBERTOWER CORPORATION

Reconciliation of GAAP to Adjusted EBITDA

(In thousands)

	Three months ended
	3/31/11	12/31/10	3/31/10
Net loss	$(10,134)	$(12,757)	$(11,808)
Adjustments:
Depreciation and amortization	8,015	7,656	6,371
Stock-based compensation	1,165	1,133	903
Reduction in force - severance	454	—	—
Interest expense	3,385	3,254	3,362
Impairment of long-lived assets and other charges and credits	244	1,968	(98)
Income tax provision	—	20	—
Adjusted EBITDA	3,129	1,274	(1,270)
Early termination liability (“ETL”)	(2,244)	(329)	(587)
Adjusted EBITDA, net of ETL	$885	$945	$(1,857)

FIBERTOWER CORPORATION

Reconciliation of Revenue Adjusted for ETL

(In thousands)

	Three months ended
	3/31/11	12/31/10	3/31/10
Service revenues	$23,503	$20,464	$17,823
Early termination liability (“ETL”)	(2,244)	(329)	(587)
Service revenues, net of ETL	$21,259	$20,135	$17,236